UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

ROMAN DBDR TECH ACQUISITION CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:
Not Applicable

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Not Applicable

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

IPO Edge Fireside Chat with Jonathan Wilk, CEO & President of CompoSecure

August 18, 2021

John Jannarone:	Good afternoon, thank you for joining. I'm John Jannarone, editor-in-chief of IPO Edge. Here with a special event, featuring the CEO of CompoSecure, Jon Wilk, who you'll meet momentarily. CompoSecure is of course going public through a merger with a SPAC Roman DBDR Tech Acquisition Corp. Conveniently, the ticker for that SPAC is right in there DBDR if you want to check it out. That deal is scheduled to close later this year. I'd just like to remind everyone, even if you're a smaller shareholder, it's important to vote. The opportunity to do so has not arrived yet, but when the time comes, everyone should. Again, before we meet Jon and actually show a little video here, I want to go over a little bit of housekeeping. For anyone who wants to ask a question and we strongly encourage you to do so, Jon's ready for them. We'll get to those in the second half of the hour. The easiest way is to submit them through the Zoom portal there right in your screen. Alternatively, you can shoot an email to editor@ipo-edge.com and we will get to as many of those as possible.

And of course, if you'd like to watch a replay, we'll have that published up on ipo-edge.com later this afternoon. You can also find it on Yahoo Finance under the DBDR ticker, and on Bloomberg Terminals also under the same ticker. Of course, we'll meet Jon momentarily here. We've got a little bit of data here to show you from our friends at Syntio. Syntio here is showing you mentions of metal cards and SEC filings and corporate documents. Of course, if you go way back further in the starts, the first metal card as Jon will tell you was nearly 2000s with a Centurion Card. But over the last few years, they've risen in popularity dramatically. And that's why you see companies here talking about it. Jon's going to give you a much more detailed timeline, but we always like to show this third-party data just to explain how much this is being discussed. With that, I think we're ready to show a video of a product, which Jon will discuss this in much more detail later on called Arculus. So Jarrett let's get that up.

Narrator 1:	This is Arculus. It turns your phone into a vault for your digital assets. It uses three-factor authentication. So without these, nobody's getting in. That's it. No special device charging your verifications, no tiny keypads or buttons, just one tap access to an intuitive, easy to use dashboard that lets me buy, swap, send, and receive top cryptocurrencies. Arculus, your keys, your crypto.

John Jannarone:	All right, with that, I am very happy to introduce Jon Wilk. And if I might, Jon, I'm going to give you a little brief introduction here. So Jon is a 20-year veteran of the banking and payments industry, having senior roles at Bank of America and JP Morgan before he made his way to the company he now oversees. And he was also recently named Entrepreneur of the Year in New Jersey by Ernst & Young, which he should be very proud of. So Jon, I'll let you tell us all a little bit more about your background. And how you wound up in your position here at CompoSecure, starting from your days back to the big financial institution. So welcome to the show Jon.

GMT20210818-180029_Recording Transcript by Rev.com	Page 1 of 19

Jonathan Wilk:	Thanks John. Excited to be here. Yeah, for me, it was a journey. It started big with Bank of America. I ran strategy and M&A for all of their payments related businesses. Led some big acquisitions in the merchant processing space, which was Bank of America merchant services. And then moved on to manage P&Ls on both the retail side and the wholesale side at BofA. I moved to JP Morgan, similar roles, but expanded. I was the head of product in the retail bank and also served as the chief marketing officer for the retail bank at Chase. And love my run within large financial institutions. But I got the opportunity to touch on some more exciting things in the private equity space, leading and growing private equity owned businesses. And spent the last five years at CompoSecure. I joined, company was around 90 million in revenue, and we've grown about 270 million in revenue over the last five years. So it's been a really fun, exciting ride.

John Jannarone:	That's great. And I neglected the point out, we're going to talk much more about this later that the company is very profitable. So there are a lot of SPACs out there that are real moonshot experiments. That's not the case. This is a very, very profitable core business. And Jon, if you could, can you give us a little overview or introduction to metal cards? As I mentioned earlier, we first heard of metal cards, perhaps some of this in rap lyrics, 15 or 20 years ago, the Black Card. But there are many, many more now. So tell us about the adoption of these cards, why they're so popular and why issuers love them so much.

Jonathan Wilk:	Sure, John. I'm going to show a couple of graphics as I do this. I could share on my screen here. So as you mentioned, we're not a startup, we've been around 20 years. We deliver 20 million metal cards to the market with over 280 million in revenue. Over a hundred million dollars in EBITDA, highly profitable, over 40% EBITDA margins. And we're serving a hundred plus card programs across the globe and very long tenure with our largest clients. And we've got a strong intellectual property portfolio that really helps create some competitive moats around our business. But as you said, and just some examples here of the innovation and growth over time, our business started out in 2003 with Centurion Card with partnering with American Express, and it grew from there. And you'll see some examples of logo wins across the bottom. That include traditional names like American Express, JP Morgan, Capital One, combined with some leading co-brand names. So Amazon, Delta, Marriott, Whole Foods, et cetera. And then you'll also see some leading FinTech clients, Revolut, N26, Monzo, and others.

And John, just to give you a taste of how clients are using metal cards in their advertising to help drive acquisition. We've got an example video for Revolut and how they're doing it. I'm going to stop sharing. We can pull that out.

John Jannarone:	Jarrett, if we can check that out. Here we go.

Narrator 2:	Designed with an obsessive attention to detail, Revolut Metal is the epitome of our core values: simplicity, elegance, and flawless functionality. At three times the weight of a regular card, your metal card is crafted from a single sheet of reinforced steel using a diamond drill bit. Paint particles are layered onto the card using physical vapor deposition, leaving a high polish finish. The copper antenna is fused with a steel body to enable seamless contactless payments. The chip is added, and your card rigorously cleaned and coated in a protective layer. Your details are etched onto the card using a high precision laser before each card undergoes rigorous quality control confirming each detail to the precision of a human hair. This is the next step and the evolution of finance. Revolut Metal, radically better.

GMT20210818-180029_Recording Transcript by Rev.com	Page 2 of 19

John Jannarone:	All right, great. Jon, I want to ask you something. It popped into my mind as I looked at that timeline. Initially, these cards were very, very much for the elite only. You were chosen, and you were offered one. But now that's not the case. You have to pay a fee in most circumstances, right? But they're available for people who want the metal card, right?

Jonathan Wilk:	Yeah. The market has moved from the affluent high net worth private bank market to the mass affluent market. And what that has done for us is really widened the total addressable market that we have the opportunity to address. There are over 13 billion payment cards in circulation right now. There are 4 billion plus issued in any given year. We issued 20 million metal cards last year. So we think there is still enormous upside, both domestically, internationally, as well as with FinTech clients across the globe.

John Jannarone:	Great. Now, Jon, I think it will be helpful for you to discuss the example of the relaunch of AmEx Platinum Card, as you and I discussed yesterday. And really putting some numbers behind, it helps us understand why the issuers really like these cards so much. So tell us about the four things they did, including turning the card to metal.

Jonathan Wilk:	Sure, John. So when AmEx relaunched Platinum at the end of 2016, early 2017, from our perspective, they made four changes of substance. There were more, but four material changes. One, they raised the annual fee. Second, they added an Uber credits. Third, they added additional points, membership reward points on flights. And then they added a metal card as the fourth change that we observed. And what they saw was a 52% lift in acquisitions and upgrades into Platinum following the relaunch. And this is data that was shared publicly in analyst days and in earnings releases. And we've built models for clients that would suggest you need to believe about a 1% to 2% lift in acquisition for most issuers, for you to have a positive ROI. We're not attributing 52% to the metal card. What we're telling you is you need to believe it was more than 1% to 2%.

They also saw a 17% lift in spending, where they normalized out airline spend from the analysis. So it could not have been one of the drivers. Our analysis would suggest you need to believe about a 2% to 3% lift in spending to drive a positive ROI. And importantly, 290,000 of their best customers proactively called in and asked for the metal Platinum Card, even though they were getting all the benefits of Platinum already. And 47% of the new customers into Platinum were millennials, which is from my perspective, a stunning statistic.

GMT20210818-180029_Recording Transcript by Rev.com	Page 3 of 19

John Jannarone:	Yeah. It sure is. Jon that's interesting to me. So basically, the younger you are, the more appealing the metal cards are to you. Is that fair based on, if you look at the demographics?

Jonathan Wilk:	It's somewhat counterintuitive. A lot of folks would tell me that millennials would never be interested in metal cards and we just don't see that to be true. We don't see it in the data.

John Jannarone:	I have to wonder, are millennials also very, they very commonly use Apple Pay, and things like that where there's no card at all, right?

Jonathan Wilk:	Not as much as you think. And that's actually my broader point, that cards have worked well for 40 years for consumers. And we don't think cards are going away anytime in the next 10 to 20 years. People still write checks in this country. And if you think about the check as a financial instrument, we don't think cards are going away anytime soon, while you will see some increase in digital payment adoption.

John Jannarone:	And another thing though, that obviously one of the appeals of using something like Apple Pay is you don't have to touch another person per se. But I guess the beauty of the cards though is, anyone who shops anywhere has realized that you can tap your card almost anywhere these days, right? So you get the same effect as far as not needing to touch someone, right?

Jonathan Wilk:	One of the great innovations of the card space over the last couple of years has been the rollout tap to pay in cards. And if you look at Visa data, MasterCard data, and the rise of tap to pay, it is growing exponentially, certainly in the US which was a laggard. But even in areas outside the US where tap to pay was common. What you're seeing by the associations is they're actually lowering ticket sizes where you can tap to pay, and it is driving increased adoption.

John Jannarone:	Great. Let's talk about how the business model works just quickly so people understand. When you have a relationship with say American Express, or Delta, or Whole Foods, or whoever the issuer is, how does that work? Do you basically just sell a card and you're in a profit margin and in a few years later, you sell them more to do a refresh. Can you just lay that out for us?

Jonathan Wilk:	Sure. So, yeah, we are typically selling directly to the issuers in many cases. And think about three drivers for an issuer, new acquisition, lost, stolen, and fraud, and natural reissue, or when cards expire. Each of those three drivers will lead to demand on the issuer side for cards. So we'll sell into a new program and each year you'll see each of those three drivers helping to drive volume in their business.

John Jannarone:	You know, Jon, something I just thought of, I have to ask, how do you determine when a card expires? Is it usually about five years and how is that determined?

GMT20210818-180029_Recording Transcript by Rev.com	Page 4 of 19

Jonathan Wilk:	In the industry you see anywhere from three to five years. It's typically driven by the issuer themselves and typically a risk group inside of the issuer that's making that call.

John Jannarone:	Great. I got a couple of questions coming in here. We're going to save those for later. I promise we'll get to those [inaudible 00:13:59] Jon. Before we do Jon, let's talk about this ecosystem that you described in the investor deck. And it's a really interesting idea, and it certainly caught my attention. At the center of it is a physical device, it's hardware, right? So can you explain how that analogy works?

Jonathan Wilk:	Sure. So as we look at some of the new spaces that we're attacking, we are looking at leveraging the card form factor to essentially deliver a three-factor authentication solution to the crypto market. As well, we think that has great applicability in financial services, gaming, gambling, entertainment, and other verticals. And when we talk about it as a platform, three-factor authentication platform, we've got the ability to connect in other services. So in the crypto case, the ability to connect in fiat to crypto, or crypto to crypto transfers. Today, we'll do that with partners, but it offers the opportunity for not just hardware revenue, but on going-

PART 1 OF 4 ENDS [00:15:04]

Jonathan Wilk:	... just the opportunity for not just hardware revenue, but ongoing recurring revenue streams from some of those other services that you plug in.

John Jannarone:	Great. John, another thing that you and I discussed yesterday, which I think it's an intriguing concept is the idea of cryptocurrency actually being used as a currency. I mean, for the most part, I think these days, people, they hold it for a store of value or an investment and so on, but are we seeing signs of people actually using it to purchase goods and services? And do you expect to see more of that the next few years?

Jonathan Wilk:	I do think you're seeing some moves toward that way with folks like PayPal and Venmo, both letting you hold crypto, as well as talking about engaging the ability to pay with crypto as well. Yes, I think you'll see some increases with that. There certainly are some hurdles that people will need to overcome. Some of it is just people holding crypto, or like to hold their crypto and don't want to see that spent the other tax implications of selling crypto that people are concerned about. But yes, I think you are seeing a push towards crypto with payments. You're seeing it with ATMs already where ATMs and the enabler and the ability to transact with crypto.

John Jannarone:	Great. Yeah. I mean, I think that there are PayPal and Venmo have made some strides in that area too, but that's a good segue to talk about Arculus, which of course, we saw in that opening clip there. Tell us about it. What are the key features, and how soon can I get one?

GMT20210818-180029_Recording Transcript by Rev.com	Page 5 of 19

Jonathan Wilk:	Let me talk about the key features first. As we think about what's happening in the crypto market, you've got more than 80 million customers, transacting in crypto today. And what we're also seeing is a lot of fraud, a lot of hacking, where people are losing their crypto. Today, and I'm going to share another graphic with the viewers here, in terms of today, people who are storing crypto in one of the exchanges are typically storing crypto in what we in the industry would refer to as a hot wallet. What that means simply is that the exchange holds your private keys to your crypto. And that's where the hacking has come in, where we've seen billions of dollars in crypto get hacked. In the last two weeks, we saw a $600 million hack, although some of that money has been returned.

What has emerged is what you see on the right side of this page, which is cold storage. What that means simply is the customer controls the private keys to their crypto. You've seen hardware wallets emerge in this space. And so, into a base of 80 million-plus users, we and third-parties would estimate there have been about five million cold storage units sold at an average selling price of around $80. With the Arculus solution that you saw demonstrated, we think we have a solution that is more secure, has a far better user interface, and our unit economics, our ability to produce at scale profitably stems from an existing business where we're already producing 20 million-plus metal cards. We'll start selling this in September, and we are really excited about entering this market.

John Jannarone:	John, I actually checked it out for myself. I guess, if you google Arculus, you can find it pretty easily, you can sign up to get in a list to get one pretty quickly, right?

Jonathan Wilk:	Yes, you can. And we'll be turning on the ability to actually order soon.

John Jannarone:	Then, John, looking at the next year, there are two phases, right? The initial card will have the capability you're describing, but the second one will also work as a credit card. Right? Is that the plan?

Jonathan Wilk:	Yeah. We're looking at a cup, a couple of different models, John. One is that pure play crypto model where we've got the cold storage. But when we look at some of the other verticals, like financial services, we see the opportunity to help the industry move away from passwords toward a password list login. And we are partnering with a firm called Knock-Knock. They were one of the inventors of a standard called FIDO, which is Fast Identity Online, and partnering with them, where we've got the front end, the hardware model, and they do the backend work. We can deliver to financial institutions and others a solution where you could move away from password and start to use your phone and your card as a token for stepped-up authentication and login. So imagine logging into your investment account, and before you could transfer out money, you would need to tap, we could white label this product for a financial institution, but tap your payment card at the back of your phone, that would have a token in it essentially to authenticate you.

GMT20210818-180029_Recording Transcript by Rev.com	Page 6 of 19

John Jannarone:	It makes me wonder, John, when you talk to some of these financial institutions, these issuers, they're all... Well, not all of them, but many of them are in one way or another trying to get involved in crypto. How are they responding to this? Are they excited to see this where they might be able to offer their customers a way to both transact or do exchanges in crypto and also pay with fiat currency?

Jonathan Wilk:	Yeah, we think there's a lot of excitement out there as financial institutions are trying to figure out how to get their customers into an asset class that they're craving. You see it from the numbers, from the large crypto exchanges, that customers are demanding this. I think the traditional financial institutions are figuring out how they could offer this to their customers in a safe and secure way.

John Jannarone:	Got you. John, we touched on this before, but can you just explain a little bit more detail why you think things like Apple Pay might be limited? I mean, are people afraid that you are connected to the internet and your wallet and your funds are there, your bank account, in some cases, everything you have? Does that give people pause? And is that why you think that in the long run credit cards are probably not going to be replaced anytime soon?

Jonathan Wilk:	Yeah. We think credit cards have worked really well for consumers for 40 years. Places where the phone has displaced other things, typically, in my view, the underlying consumer experience wasn't good. If you think about music, we used to have to carry CDs of music around in our car and change the disks out, your boarding pass for a flight, right? It's a whole lot easier on your phone than it was standing in line to get a boarding pass.

When you talk about cards, particularly with the ability to tap to pay, that works in our view, just as easy, and in times easier than using your mobile phone. And consumer research backs this up, where many consumers are concerned that their phone is not as secure as their card, they don't know how to handle fraud and disputes. Do they call Apple? Do they call their issuers? While we know the answers to those questions, the confusion is out there with consumers. We think they will continue to grow in terms of the number of transactions that you see go that way, but we think it will be limited, and yes, we see the upside of cards with tap to pay.

John Jannarone:	Great. John, you and I discussed this idea of top of wallet yesterday when we spoke. Can you just explain how that works? Do people wind up preferring one of their cards? I mean, some people have three or four cards, right? I mean, are you able to track this, that when people have the metal card, that's their favorite one and they put it literally the top of their wallet?

Jonathan Wilk:	That is the challenge in the credit card business, is becoming and staying top of wallet. And yes, we firmly believe that having the differentiated form factor combined with the strong value proposition that these institutions develop, they develop great products that can resonate really well with consumers. When you combine that with the unique and differentiated form factor, we believe that makes a difference, we believe those cards stay top of wallet. An example of a piece of data, Chase had shared at one of their investor days that pre and post their launch of Sapphire Reserve, if you were already a Chase customer and moved into Sapphire Reserve, they saw a 50% lift in Chase spending, meaning the card became more top of wallet as an example.

GMT20210818-180029_Recording Transcript by Rev.com	Page 7 of 19

John Jannarone:	That makes sense. John, help me understand something. There are other companies out there that make metal cards, but do you have patents around your design and so on? Can you explain a little bit of that in that, the IP and the protection there?

Jonathan Wilk:	Sure. We've got 30 patents that have been issued, another 44 pending. The most important of those cover contactless transactions in metal cards, where we've got some very strong issued patents that make it very challenging, not impossible, for others to do what we do. We have seen some competition on the lower end of the market where we play, but overall, our share has stayed really strong in the market.

John Jannarone:	John, I've got to throw an ESG question in here. Is metal better for the world than plastic? Is there less waste? Is there less damage to the environment?

Jonathan Wilk:	We think we've got a strong ESG story. We use post-consumer recycled stainless. We are diverting things from landfills that we can essentially turn into cards. And we've got certification by Underwriters Lab that I think greater than 65% post-consumer stainless in our cards. So we think we've got a very positive ESG message. Many of our issuer clients will also bring back the cards from consumers. They'll send an envelope to have the card sent back, and they can recycle that card once again.

John Jannarone:	All right, great. Let's talk about some of the recent deals that you've inked here with Knock-Knock Gemini and crypto.com. I mean, you can choose one or two of those, or you can go through all three. I'll leave it to you.

Jonathan Wilk:	Sure. A couple of those, crypto.com and Gemini, you're looking at two very large players in the crypto space. Crypto.com has been growing really fast across the globe. They announced sponsorships with UFC and Formula 1, and they've been a partner of ours for the last three or four years in the payment cards that we issue. Gemini is launching a new card, where they announced they had a waitlist of over 200,000 customers. We are partnering with them as well. In our core payment card business, we've got clients that are big in the crypto and broader digital asset space, even before we launch our new Arculus product. [crosstalk 00:26:26] Apologies. On the Knock-Knock side, that just ties back to the opportunities outside of crypto for essentially stepped-up authentication, and the move toward passwordless login.

GMT20210818-180029_Recording Transcript by Rev.com	Page 8 of 19

John Jannarone:	Got you. Can you just tell us a little bit more about the Gemini card? What are the Winklevoss twins up to there?

Jonathan Wilk:	We've worked with their team on a unique design for a card that they're launching, and it's been an exciting product launch for us in partnering with them. Certainly, they're growing really fast in the US market and have been very aggressive about building their waitlist. Just an exciting partner for us, and look forward to continuing to grow up.

John Jannarone:	But is that a card for cryptocurrency exclusively or what... How does that work?

Jonathan Wilk:	Today it's a card where you can earn crypto rewards, essentially, and that's their unique hook.

John Jannarone:	I got you. John, I just want to zoom back in and this idea of the younger customers or card carriers, what do you think? I mean, maybe it's hard to prove this, but what does your intuition tell you? Why do you think they like metal? Is it the status element? I mean, I've gone out to dinner and people will pull out their debit card and it's blue Chase card, and then someone's got the shiny platinum American Express. I mean, I guess, it's showy. I guess, it demonstrates that you're in a certain spending category. I mean, what do you think people get so excited about with that?

Jonathan Wilk:	I use the analogy of your watch, [inaudible 00:28:03], your jacket, whatever it is. People like to feel good about the things that they have. And so, yes, we think part of it is that image that issuers want to create with their customers. It is one of the last physical vestiges of their brand, is what that consumer is carrying in their wallet. And yes, I think as you think about the opportunity for Madeline premium cards, the same way certain car brands have tried to appeal to the top end of the market. Use Mercedes as an analogy. They're still selling $100,000-plus Sedans, and at the same time, they figured out how to deliver a car for $30,000 to $40,000 in the market. When we look at Madeline premium cards, as you spoke about earlier, you've got the affluent high net worth private bank, down to many programs that are turning to it today is almost table stakes.

John Jannarone:	John, can we put some numbers on this accessibility idea? I mean, when you look at the Centurion card, I'm not sure what it is now, but I think it might be a pretty hefty initiation fee for that. I'd be like $10,000 or something. But for some of those that we see behind you, I mean, what are we talking about? A few hundred dollars a year, and they're not free, right? They generally have an annual fee?

Jonathan Wilk:	I'd say generally have an annual fee, but you've seen some that don't. That has changed over the last couple of years, as we've seen the total addressable market widen even further.

GMT20210818-180029_Recording Transcript by Rev.com	Page 9 of 19

John Jannarone:	All right, we've got a bunch of questions in the queue there, but I want to ask you something first about valuation, if I may, John. For folks who have read the investor deck, you can see that this deal is priced at a pretty steep discount, both in terms of EBITDA and revenue multiples in 2022. What's the way that you like to frame that, if you've got to take it apart, putting a multiple maybe on a...

PART 2 OF 4 ENDS [00:30:04]

John Jannarone:	... that. If you've got to take it apart, putting a multiple maybe on the core business versus some of the exciting stuff like Arculus.

Jonathan Wilk:	Yeah. So headline, right? Three to four times revenue, roughly 11 times EBITDA. But that really, when you disaggregate, it into what you described, John, what you've got is you're paying roughly 10 times EBITDA, this year's EBITDA on the core business, right? We're investing to grow the new business, which actually draws some of that EBITDA, but 10 times on the core, and you get the upside of the crypto story and the broader digital asset ecosystem almost as a free call option, where in the market today, if you look at gaining exposure to the crypto space, people are paying 15 to 20 times revenue for unproven business models. We've got a 20-year track record of delivering results to the market, and we think we're really fairly valued on the core business with the upside opportunity that could offer terrific returns to investors from our perspective.

John Jannarone:	All right, great. Let's jump into a couple of the questions here. So JJ is asking, "Is KYC, which of course your customer required to purchase the cold wallet?" So can you explain that?

Jonathan Wilk:	It is not. It would be required if you were looking to essentially buy crypto, so go fiat to crypto or crypto to crypto across exchanges. We have partners that we have plugged in for those services, and you would go through KYC with those partners. But you could transfer in crypto out of a general exchange wallet into your Arculus wallet, and no, you don't need to go through that process.

John Jannarone:	Yeah. Well, let's drill down on that a little bit more John, if we can. So what some people do is they write down crypto information and put it on a piece of paper and put it in a safe or something. But what would happen if I lost my Arculus card? I mean, do I need to take very close care, or how does that work?

Jonathan Wilk:	So when you go through the setup process, we will give you 12 common words that you write down, and that is called your recovery seed. Yes, you would lock that in a safe or a safety deposit box and put that away. If you were to ever lose your Arculus card, someone could not get access to your crypto, because they need your biometric and your PIN in addition to your Arculus card to transact. So you would get a new Arculus card, use your 12-word recovery seed, and essentially reinitiate your wallet.

GMT20210818-180029_Recording Transcript by Rev.com	Page 10 of 19

John Jannarone:	Gotcha. So the idea of my cryptocurrency being stolen, I mean, it would be pretty extreme, right? Someone would have to get my biometric. It's my face or my thumbprint or something, right, force me to divulge my PIN, right, and have the card, right? So, I mean, there's a lot of protection there.

Jonathan Wilk:	Yeah. You would need all three, essentially, to access your crypto on Arculus.

John Jannarone:	Okay, great. Someone's asking, "What potential innovations," and of course we're talking about Arculus, "are there in the next few years in metal cards?" Or maybe you know what? Before you answer that, John, can you tell me, have the cards changed dramatically since way back in 2003 with the Centurion card? I mean, you've been in the business a long time, and has the design changed, how they're manufactured, and so on?

Jonathan Wilk:	Yeah. We have certainly seen changes as we've moved from the affluent private bank space into the mass affluent space. Yeah, you've seen different design choices by different issuers and different look and feel of different products. So we do everything from solid gold cards in the Middle East and Asia to some of the cards that you see behind me and the full gamut of cards that are out there that we've seen as innovations over time.

John Jannarone:	All right. Great. Tell me something, John. Do people ever tend to have more than one metal card? I mean, I'm just guessing here, but it might get heavy, right, if you've got so many in your wallet.

Jonathan Wilk:	Yeah. I think some certainly have typically one or two. You don't see a lot of folks who have more, but certainly folks could have one or two in their wallet.

John Jannarone:	Now someone's asking about the competitive landscape. So certainly there are other players out there who you're competing against. How do you differentiate yourself, and does it get competitive? Do you find yourself in negotiations where you've got a competitor who's offering something similar for less? How does that play out, and how do you distinguish yourself?

Jonathan Wilk:	Yeah, certainly we see some competition in the market. We certainly feel we're the best in the world at what we do, and we think the institutions that have selected us as their providers help illustrate that more than my words to the viewers today. So we do see some competition. We still think we produce probably 80% of the metal cards that may be produced in any given year. We've got the scale, we've got the intellectual property, and we've got the design team that really makes just exceptional products for our customers.

John Jannarone:	Great. Here we've got kind of a technical question here, just about the timing of the deal, I mean, the merger, ESCO effective, and so on, but can you give us just a rough estimate for when the expected close is?

GMT20210818-180029_Recording Transcript by Rev.com	Page 11 of 19

Jonathan Wilk:	What we've said publicly is we expect the deal to close in Q3. So we'll control what we can control there in terms of timing of review and cycles with the SEC, but we're going through that normal process right now.

John Jannarone:	Gotcha. Someone's asking crypto in general, right, both have digital wallets. So does that conflict in any way with the move to Arculus? How does that look?

Jonathan Wilk:	No, we actually love that many of our potential partners have wallets already. So we're happy to white label our solution. So we white label the Arculus product to any of the crypto exchanges so it feels like you're actually staying within their ecosystem, and we've built our business over 20 years on partnering just like that. So you don't ever see CompoSecure on the front of many of the cards that we produce, and we like to create a win-win with our clients. So we can certainly plug in an Arculus security solution to someone's existing wallets through an SDK.

John Jannarone:	Gotcha. Let's talk about the company's financial profile a little bit and also the proceeds of the transaction. How much money will go to the company following the deal, and is that sufficient to get you where you need to go in the next few years? When you're cashflow positive, of course, you've got all that operating cashflow coming in, too, right?

Jonathan Wilk:	Yeah. We've got a combination of just really strong positive cashflow. So when you look at EBITDA less cap ex in our metrics, those numbers by themselves are really strong. So we'll use capital to fund growth over time, but we've got the cash we need after this transaction to be able to fund our growth, going forward.

John Jannarone:	Gotcha. John, I was thinking. I was discussing with my co-editor Jared that your background at these big financial institutions may give you some advantage over others out there. Perhaps when it comes time to talk to someone like you about who's going to supply my cards, do you think that you understand how they think and how they operate, in a way? I mean, there's a lot of trust value here, right? I mean, they can't have something to go wrong with a card, because that's what their whole business is, right?

Jonathan Wilk:	Yeah. I'd say a couple things. Number one, I've got great relationships across a lot of the large financial institutions from folks I've worked with at BFA or JP Morgan and just folks that I've met over time across the board. But importantly, I've sat in a chair very similar to many of the people that I'm calling on. I understand their P and L. I understand what drives it and how the metal card, the premium form factor can benefit those businesses. So being able to connect the value proposition of what we do here to the client's business I think is one of those things that is critical.

John Jannarone:	Gotcha. Let's talk about Revolut a little bit more here. That's a European company, and I think it's got a big presence there, maybe not a household name here in the US. But can you tell us about your global footprint? Are you offering these metal cards all over the place?

GMT20210818-180029_Recording Transcript by Rev.com	Page 12 of 19

Jonathan Wilk:	We are, and that's really been new for us over the last five years as our business has grown dramatically outside the US. When I started, it was a pretty small part of our business. We've grown it over 7X in the time that I've been here in terms of our international business. Today it accounts for directionally 15 to 20% of revenue. So yeah, it's grown really nicely. Revolut is just one example of a fintech that we do business with. There are marquee names in the fintech space across the globe that we do business with and we're really proud of.

John Jannarone:	How about Asia? Do you have a presence over there? As people who visit Asia might know, culturally, people are very fond of luxury goods and status quite a bit there. I mean, does it catch on well?

Jonathan Wilk:	It does. So we've got clients in Hong Kong, mainland China, Singapore. We've opened up at least five new clients in India in the past year alone, clients in Australia. So yes, we've actually got quite a healthy business, and it's growing nicely out in Asia.

John Jannarone:	When we looked at that timeline of when those cards were introduced here in the US, did the metal cards arrive later in some of those other places? That is to say, are they earlier in the cycle, there aren't as many metal cards available yet?

Jonathan Wilk:	Yeah. The trend started in the US and has grown in Asia, now in Europe and the Middle East. Then we're starting to see Lat Am, some very strong interest, for example, in Brazil.

John Jannarone:	We've got another question here from Vikrum. "What's the total TAM for the traditional metal cards for fintech clients, both in terms of number of cards and revenue?"

Jonathan Wilk:	Yeah. So let me just start with the total TAM. You're talking about 13 billion payment cards in circulation. You're talking about 4 billion payment cards that may be issued in any given year. We issued 20 million metal cards last year. So just do the math. We're just a fraction of a percent of total cards issued in any given year. So the drivers of growth for us in terms of where we see that TAM, it's domestic. We've got a lot of room domestically to continue to grow. Internationally, John, as you highlighted, we've got enormous opportunity. To use a baseball analogy, I think we're in the third inning of our domestic story, and I think we're in the first inning of the international growth story for our business. In the fintech space specifically, yeah, we're quite busy right now with different partners that are looking to develop differentiated offerings.

John Jannarone:	That's great. On a related note, John, can you tell me a little bit more about the marketing strategy, which you spearheaded? I mean, how did that work out, and what were the key tenets of it?

GMT20210818-180029_Recording Transcript by Rev.com	Page 13 of 19

Jonathan Wilk:	So when you think about the marketing of our existing business, right, it's been more of a B2B sale combined with an overlay of just trying to help the market understand the value of metal cards. So you've seen some interesting pieces where people have written about this, different blogs, different influencers that are talking about metal cards. One of the things, John, we point to is some of the viral trends that you saw, where when certain new products rolled out, you would see videos of people online unboxing their new card and the excitement over the physical form factor. We also saw issuers that were using special edition cards with limited time offers. We saw that as an example when Amex relaunched their gold program, they used a rose gold, a unique sort of version of that gold card and a limited time offer as different examples for how you generate excitement around what we do.

John Jannarone:	Great. This is an interesting question. It reminds me of an analogy of this leapfrogging effect. Some places in Africa, for instance, people went directly to mobile phones without ever having a landline, right? Is there any comparison with other developing countries where they might go straight to cardless? Do you see that happening, or do you think that just about everywhere, people do want a physical card?

Jonathan Wilk:	So we think just about everywhere people want a physical card, and I would use India as an example of a market that people could have argued might leapfrog. But as I mentioned earlier, we've developed five new relationships in India in the past year alone.

John Jannarone:	Wow. A question here about the capital structure. "Can you tell us about who the current investors are? Is there a pipe, and what's going to happen post the deal, or is equity being rolled?"

Jonathan Wilk:	Sure. So the existing investors, the lead investor is a private equity firm out of Philadelphia, LLR Partners. Their last fund was north of a billion and a half, I think close to $2 billion in terms of their fund. We have our founders that are still very large and significant shareholders of the company and then the management team. As we look at the go-forward, the existing shareholders are projected to own at least 60% of the company, so rolling a very significant amount forward with a lot at stake on the future success of the company. We do have a pipe, and the lead investors there would be BlackRock as well as Highbridge as two of the folks that were the lead investors in the pipe, which has a convertible note structure plus common equity. So it's 175 million.

John Jannarone:	Great. John, can we talk for a minute about our friends at Roman DBDR Tech Acquisition Corp? So there are instances where you have these SPACs that go out, and they've done five or six. They don't really hang around, don't stay as advisors.

PART 3 OF 4 ENDS [00:45:04]

GMT20210818-180029_Recording Transcript by Rev.com	Page 14 of 19

John Jannarone:	Go out and they've done five or six, and they don't really hang around, don't stay as advisors. Are the folks from Roman DBDR going to be involved, and what kind of help can they provide you?

Jonathan Wilk:	So people refer to SPACs as blank checks, and in our case that just couldn't be further from the truth. So the Roman DBDR team is really high value add from our perspective. So they've got 20 plus years of experience in growing and scaling technology based businesses. The chairman of Roman DBDR, of their board, is Dixon Doll Sr. who is just a legend in the venture capital industry, one of the founders of Excel partners, and then DCM. And co-CEOs are Don Basile and Dixon Doll Jr., who have both led successful IPOs and grown and scaled technology based businesses. So for us, if you think about where we've come from and where we're going, Roman DBDR was a perfect partner for us to help in the next chapter of our story.

John Jannarone:	Great. Yeah, back to the capital structure again for a second if we can, John. This strikes me as a business, the core business certainly, that could carry some leverage. Have you done that historically? And what are you expecting going forward?

Jonathan Wilk:	We've been pretty conservative with leverage, so call it two to three times leverage typically. And roughly in that range, I think a little bit higher, when you look at adding the convert on top. But generally we've been pretty conservative on the leverage side. We've paid down debt and we've got a terrific bank lending syndicate led by JP Morgan, Bank of America, TD, PNC, and some other institutions.

John Jannarone:	What do you think about cyclicality? I mean, of course in a recession people are going to spend less, but does that hurt you guys or not? I mean, you still need your card. We haven't had a deep recession in quite some time, so maybe it's... But if we look back to 2008, 2009, what happened with metal cards back in those days?

Jonathan Wilk:	So the business at that point were still pretty nascent. So if you look... I've been asked the question a lot, what happens to your business in times of a recession? And if you look at last year, with the pandemic, there were a pretty rough set of circumstances that we and many other companies face in the business environment and unprecedented, extraordinary times. And our business grew 7% last year. I think we would have been up north of 20% if not for the pandemic. But in the face of some pretty challenging business circumstances, our business grew 7%, and we are extraordinarily proud of that and our team that pulled together here to make that happen; it was just extraordinary.

John Jannarone:	Interesting question here from David asking if you could use these cards potentially; I know you're not doing it right now; for things like access or credential. I mean, why not layer in more features? Is that something you've given thought to, John?

GMT20210818-180029_Recording Transcript by Rev.com	Page 15 of 19

Jonathan Wilk:	You definitely could. So as we look at things over time, we certainly could use some of the cards that we do in accessing in the credential space. And we're actually excited about that.

John Jannarone:	John, there's a statistic in the deck; and I encourage everyone to check that out, probably easiest thing to do is just Google CompoSecure investor deck and you can find it; but you pointed out and we touched on this earlier that given the choice that millennials, what's the percentage? It's very high, would prefer to have metal if it's available, versus older folks, and still more than 50%, but not as high.

Jonathan Wilk:	Yeah. So if you look at the breakdown in the research, it actually showed that the highest interest in metal card was from the youngest groups in terms of research on the page. High across the board, but highest in some of the younger age groups. In addition, John, we've done primary research in 18 countries on this subject, and we have seen strong demand, strong interest across the board. When you put metal against plastic, similar artwork, 95% of customers that we researched chose the metal card.

John Jannarone:	Wow. How about that? This is an interesting question here. We talked about the idea of the one-time sale of course, which is the bread and butter, but is there a way, particularly with Arculus, to look at a potential for subscription or transaction fee based revenue?

Jonathan Wilk:	There is. So a couple examples of that, as we plug in services like Fiat to crypto or crypto to crypto transfers, where there are fees in the industry today, we've got the ability to earn some ongoing transactional revenue from things like that. And we can look at in the B2B model, where someone wants our wallet, not just the signing capabilities of the Arculus card, we can look at models of per user, per month, or flat fees, depending on the issue and what they're looking at.

John Jannarone:	I think Chase Sapphire has been called the millennial cult brand where you get a 100,000 points upon signup. So is there anything similar for say, gen Y, to entice people to get these higher end cards?

Jonathan Wilk:	I think that's really unique across issuers and some of the unique value propositions that each one of them generate, and each one will appeal differently. Certainly, I think one of the areas where you're seeing growth is in what I'll call the crypto reward space, the intersection of payments and crypto, where consumers are interested in expanding their horizon around some of the rewards that they can get.

John Jannarone:	We talk about millennials, but us millennials aren't kids anymore. What about the really young guys out there, guys and gals? I mean, I don't know, I guess you need to be 18 probably to get a credit card, right? So are they similarly drawn to metal? Have you drilled down in the gen Y folks?

GMT20210818-180029_Recording Transcript by Rev.com	Page 16 of 19

Jonathan Wilk:	I don't know that we've gone that far down in the spectrum, but the research we've done suggests that we think we'd see some similar trends.

John Jannarone:	Gotcha. John, have we talked about all the locations where you're operating? I mean, it sounds like you're all over the globe, but are there countries where you haven't gone that we can see you entering the next few years? And on that note, John, I'm curious about your workforce. Does that require you to have marketing teams sprinkled all over the globe, or are most people here?

Jonathan Wilk:	So most of our folks are here. We do have some folks in Europe, LATAM, and in Asia. But our footprint is largely in New Jersey, and we're really proud of the fact that we're creating jobs in New Jersey, we think terrific manufacturing jobs, and exporting cards across the globe. And so we'll continue to do that. We also have partners in places where we don't have a sales force. There are partners that we'll use, plastic card manufacturers that are already calling on clients, and we'll partner with them for distribution of our products in countries that we're not in.

John Jannarone:	Great. John, you touched on COVID, we were talking about last year and the feeling of a recession. I mean, albeit a very peculiar recession. What about labor shortages or other supply chain issues? Has that caused you any problems? And I ask this because unfortunately things are starting to shut down again, and we might be in for yet more of this.

Jonathan Wilk:	Yeah. So both of those issues on the supply chain side, we have been very proactive before the pandemic about managing our supply chain, managing our safety stock, establishing great relationships with the partners that we do business with across the world. And that has served us really well in the pandemic where we've been able to operate terrifically well in serving our clients throughout. On the labor side of things, we continue to hire. Is it a challenging market? Sure. It is. I think it is for many folks out there in terms of finding people. But we've just had a job fair this past weekend and made over 50 offers to folks. So we're seeing the talent.

John Jannarone:	Wow. Yeah, and remind me, I believe you've got over 600 employees now, right? Is part of the plan, I don't know if this is in the investor deck or not, to increase that substantially in the next few years?

Jonathan Wilk:	We will look to continue to grow the sales force, size it appropriately to business. But we continue to see the opportunities for growth.

John Jannarone:	Great. Someone's asking, what's the typical credit limit on one of these metal cards? And by the way, if you could, John, can you explain the difference between a charge card and a credit card?

Jonathan Wilk:	Sure. So typically limits are set by the issuer. They're risk-based limits, and they'll look at a person's assets and make determinations on line size, is the term in the industry; and something we certainly don't have anything to do with. But as you think about different cards, you've got credit cards versus debit cards, where your debit cards are pulling directly out of your checking account. And in the credit space, you've got revolve versus you have to pay it all at the end of the month. And so depending on the issuer, they've all got various models on that, with a lot of folks with traditional credit or traditional debit, some folks that require you to pay each month.

GMT20210818-180029_Recording Transcript by Rev.com	Page 17 of 19

John Jannarone:	Great. Do you ever work with any brokerages? I mean, there are plenty of them out there that have cards of various kinds, right? Your Fidelity account might have a card. Is that an area of potential opportunity for you?

Jonathan Wilk:	It is, actually. We think cards attached to brokerages would be a terrific opportunity for a premium form factor. We do do some co-branded cards with some players like that today in small volume.

John Jannarone:	We focused mainly on what's happening right now in the next couple of years, but can we look further out? There are a couple of other potential areas for you to explore, like e-gaming, can we talk a bit about that even though it's not happening right away?

Jonathan Wilk:	Sure. In the e-gaming space, there are a couple of examples where we think the applicability of what we're doing has legs. The first is the ability to have step up authentication of who you are. So within games today, you're seeing billions of dollars of transactions for in-game revenue. So people buying different things, whether it's a unique weapon inside of a game... And you've got a lot of fraud happening in that space, so the gaming companies are paying very high rates for credit card acceptance. So the ability to verify that you are you, by having you for example tap a card to a phone-based app to authenticate, has the ability to essentially move a card payment from card not present to card present over time, if we can put the right token on that card.

As well, we're seeing a lot of gaming companies that want to start enabling crypto transactions. And so the play of Arculus with the gaming companies, we think, is a great opportunity. And Jon, it's a similar opportunity, we think, in the gambling space. So imagine an online gambling site where you want to place a bet on something and over a certain dollar amount, they require you to have a card that you need to tap to the back of your phone to authenticate that you are you. And both sides may want that, right? You as a consumer may want that so that no one could make an unauthorized transaction into your account. And the gaming company themselves may want that. We also see the opportunity in-person gaming, casinos. We can bring together loyalty cards with room access with crypto as necessary, or with just some of their stored value inside the casino environment.

John Jannarone:	There's a good question here about your customer relationships. How do these tend to look? And two parts to this; one, do you feel like you're very concentrated with a couple of the big guys like Amex and Chase? And two, do these relationships tend to be sticky? I think you've been with some of these companies for many years, right? And are these multi-year contracts? How does all that work?

GMT20210818-180029_Recording Transcript by Rev.com	Page 18 of 19

Jonathan Wilk:	Yeah, so yes, we do have some large clients, Amex and Chase being our two largest. And we give more detail on the proxy on our concentration levels. They are long-term relationships for us. Amex is an 18 year relationship, Chases is a 13 year relationship. And we do have contracts running through the end of '24 and the end of '23 with those clients.

John Jannarone:	All right. Well, John, we're just about out of time here. We've had loads of questions, actually, we couldn't get to quite all of them. So I promise you folks, I'm going to send these right over to John as soon as we wrap up. I also want to remind everyone that you can check this out, the full replay, in about an hour her on ipo-edge.com, or just go to the DBDR ticker on Yahoo Finance or Bloomberg Terminals and it will be there for you too. John, I really enjoyed this, and thank you everyone who watched, especially those of you who asked questions. It's really interesting stuff, that hour just flew by. John, thanks so much for your time today.

Jonathan Wilk:	Jon, thanks for having me. Thanks. Appreciate it.

John Jannarone:	Bye-bye.

PART 4 OF 4 ENDS [00:59:15]

GMT20210818-180029_Recording Transcript by Rev.com	Page 19 of 19

About Roman DBDR Tech Acquisition Corp.

Roman DBDR is a special purpose acquisition company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities. While the Company may pursue an initial business combination target in any stage of its corporate evolution or in any industry or sector, it intends to focus its search on companies in the technology, media and telecom (“TMT”) industries. The Company is led by its Co-Chief Executive Officers, Dr. Donald G. Basile and Dixon Doll, Jr. The Company’s experienced board of directors includes former NVCA Chairman and longtime venture capitalist Dixon Doll, Global Net Lease (NYSE: GNL) CEO James L. Nelson, former fund manager Paul Misir, investment banker and investor Arun Abraham, and entrepreneur Alan Clingman. For more information, please visit https://www.romandbdr.com/. Roman DBDR raised $236 million in its initial public offering (inclusive of underwriter’s exercise of over-allotment option) in November 2020 and is listed on Nasdaq under the symbol “DBDR.”

----

About CompoSecure

Founded in 2000, CompoSecure is a pioneer and category leader in premium payment cards and an emergent provider of cryptocurrency and digital asset storage and security solutions. The company focuses on serving the affluent customers of payment card issuers worldwide using proprietary production methods that meet the highest standards of quality and security. The company offers secure, innovative, and durable proprietary products that implement leading-edge engineering capabilities and security. CompoSecure’s mission is to increase clients’ brand equity in the marketplace by offering products and solutions which differentiate the brands they represent, thus elevating cardholder experience. For more information, please visit www.composecure.com. Arculus™ was created with the mission to promote cryptocurrency adoption by making it safe, simple and secure for the average person to buy, sell and store cryptocurrency. With a strong background in security hardware and financial payments, the Arculus™ solution was developed to allow people to use a familiar payment card form factor to manage their cryptocurrency. For more information, please visit http://www.arculus.co.

Forward-Looking Statements

Certain statements included in this communication that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to statements regarding Roman DBDR’s or CompoSecure’s expectations, hopes, beliefs, intentions or strategies regarding the future, including, without limitation, statements regarding: (i) the ability of Roman DBDR and CompoSecure to complete the proposed merger described in this communication, (ii) the size, demand and growth potential of the markets for CompoSecure’s products and CompoSecure’s ability to serve those markets, (iii) the degree of market acceptance and adoption of CompoSecure’s products, (iv) CompoSecure’s ability to develop innovative products and compete with other companies engaged in the financial services and technology industry and the timing of the ArculusTM launch and (v) CompoSecure’s ability to attract and retain clients. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of CompoSecure’s and Roman DBDR’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, a prediction or a definitive statement of fact or probability. Neither Roman DBDR nor CompoSecure gives any assurance that either Roman DBDR or CompoSecure will achieve its expectations. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of CompoSecure and Roman DBDR. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Roman DBDR’s and CompoSecure’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These factors include, among others: the inability to complete the proposed merger; the inability to recognize the anticipated benefits of the proposed merger, including due to the failure to receive required security holder approvals, or the failure of other closing conditions; and costs related to the proposed merger. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of the preliminary proxy statement on Schedule 14A (the “Proxy Statement”) relating to the proposed merger filed by Roman DBDR with the U.S. Securities and Exchange Commission (the “SEC”) and the definitive proxy statement and other documents filed by Roman DBDR from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that none of Roman DBDR or CompoSecure presently know or that Roman DBDR or CompoSecure currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Roman DBDR’s and CompoSecure’s expectations, plans or forecasts of future events and views as of the date of this communication. Roman DBDR and CompoSecure anticipate that subsequent events and developments will cause Roman DBDR’s and CompoSecure’s assessments to change. However, while Roman DBDR and CompoSecure may elect to update these forward-looking statements at some point in the future, Roman DBDR and CompoSecure specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Roman DBDR’s and CompoSecure’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements. Certain market data information in this communication is based on the estimates of CompoSecure and Roman DBDR management.

Additional Information about the Proposed Merger and Where to Find It

In connection with the proposed merger, Roman DBDR has filed a preliminary proxy statement with the SEC. A definitive proxy statement will be sent to stockholders of Roman DBDR seeking approval of the proposed merger. The documents relating to the proposed merger (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge by contacting CompoSecure at: William Maina, ICR for CompoSecure, (646) 277-1236, CompoSecure-IR@icrinc.com.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any security holder of Roman DBDR. CompoSecure, Roman DBDR and our respective directors, executive officers, other members of management and employees may be deemed to be participants in the solicitation of proxies from Roman DBDR’s stockholders in connection with the proposed merger. Information regarding the names and interests in the proposed merger of Roman DBDR’s directors and officers is contained Roman DBDR’s filings with the SEC. Additional information regarding the interests of potential participants in the solicitation process has also been included in the preliminary, and will be included in the definitive, proxy statement relating to the proposed merger and other relevant documents filed with the SEC. These documents can be obtained free of charge from the sources indicated above.